EXHIBIT 3.1


                    CERTIFICATE OF AMENDMENT
         OF THE RESTATED ARTICLES OF INCORPORATION OF
                           SJW CORP.
                    A California Corporation


     The undersigned, W. Richard Roth and Suzy Papazian, hereby certify that:

     ONE: They are the duly elected and acting President and Secretary, respectively, of SJW Corp., a California corporation.

     TWO: The Restated Articles of Incorporation of said corporation, filed on August 29, 1991, as amended on February
10, 2004, shall be amended as set forth in this Certificate of Amendment.

     THREE:  Effective as of March 2, 2006, Section 3.1 of
ARTICLE III of the Amended and Restated Articles of
Incorporation is amended to read in its entirety as follows:

     "Section 3.1. The corporation is authorized to issue more than one class of shares, namely, two classes consisting of one class of preferred shares and one class of common shares. As of the close of business on March 2, 2006, each common share outstanding is split into two (2) common shares. The total number of shares which the corporation is authorized to issue is 36,176,407. Of said 36,176,407 shares 176,407 shall be and are preferred shares of the par value of $25 per share and 36,000,000 shall be and are common shares of the par value of $0.521 per share. Of said 176,407 preferred shares, 2,645 shall be and are "Cumulative Preferred Stock, Series A" (hereinafter called "Series A preferred shares"), 196 shall be and are "Cumulative Preferred Stock, Series B" (hereinafter called "Series B preferred shares"), 200 shall be and are "Cumulative Preferred Stock, Series C" (hereinafter called "Series C preferred shares"), 200 shall be and are "Cumulative Preferred Stock, Series D" (hereinafter called "Series D preferred shares"), 166 shall be and are "Cumulative Preferred Stock, Series E" (hereinafter called "Series E preferred shares"), 4,000 shall be and are "Cumulative Preferred Stock, Series G" (hereinafter called "Series G preferred shares"), 9,000 shall be and are "Cumulative Preferred Stock, Series H" (hereinafter called "Series H preferred shares"), and 160,000 shall be and are preferred shares of Series I, Series J, Series K, Series L, Series M and Series N, the number of shares constituting each of such series to be determined by the Board of Directors of the corporation pursuant to the authorization contained in these Articles. Series F has been intentionally omitted. All of said 36,000,000 common shares shall be of one and the same series, namely, common shares of the par value of $0.521 per share. No shares of any class are to be without par value."

     FOUR: The Board of Directors of the corporation has duly approved the foregoing Certificate of Amendment.

     FIVE:  In accordance with Section 902(c) of the General
Corporation Law of the Sate of California, the foregoing
Certificate of Amendment of the Restated Articles of Incorporation does not require shareholder approval. No preferred shares are outstanding.

     The undersigned certify under penalty of perjury that they have read the foregoing Certificate of Amendment and know the contents thereof, and that the statements therein are true.

     Executed at San Jose, California, on February 17, 2006.



                                    /s/ W. Richard Roth
                                    --------------------
                                    W. Richard Roth
                                    President



                                    /s/ Suzy Papazian
                                    --------------------
                                    Suzy Papazian
                                    Secretary